Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Consolidated Financial Statements

March 31, 2011 and 2010

(With Report of Independent Registered Public Accounting Firm Thereon)

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Index

Page

Report of Independent Registered Public Accounting Firm	1

Report of Independent Registered Public Accounting Firm	2

Consolidated Financial Statements:

Consolidated Balance Sheets as of March 31, 2011 and 2010	3

Consolidated Statements of Income for the years ended March 31, 2011 and 2010	4

Consolidated Statements of Stockholders’ Equity for the years ended March 31, 2011 and 2010	5

Consolidated Statements of Cash Flows for the years ended March 31, 2011 and 2010	6

Notes to Consolidated Financial Statements	7 - 28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Technology Research Corporation

We have audited the accompanying consolidated balance sheet of Technology Research Corporation and subsidiaries (the “Company”) as of March 31, 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we have also audited the consolidated financial statement schedule as listed in the accompanying index. The Company’s management is responsible for these consolidated financial statements and the consolidated financial statement schedule. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion , the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Kirkland, Russ, Murphy & Tapp P.A.

Clearwater, Florida

June 7, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors

Technology Research Corporation:

We have audited the accompanying consolidated balance sheet of Technology Research Corporation and subsidiaries (the Company) as of March 31, 2011 and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of March 31, 2010 and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended were audited by other auditors, Kirkland, Russ, Murphy, & Tapp, P.A., whose shareholders became shareholders of Mayer Hoffman McCann PC as of November 1, 2010, and whose report dated June 7, 2010 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffmann McCann PC

June 30, 2011

Clearwater, Florida

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Consolidated Balance Sheets

March 31, 2011 and 2010

(In thousands, except share and per share data)

	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$8,578	8,216
Trade and other accounts receivable, net of allowance for doubtful accounts of $32 in 2011 and $38 in 2010	5,410	4,400
Income taxes receivable (note 8)	615	29
Inventories (note 3)	7,261	7,315
Deferred income taxes (note 8)	574	729
Prepaid expenses and other current assets	264	299

Total current assets	22,702	20,988

Property, plant and equipment, net of accumulated depreciation of $11,076 in 2011 and $10,532 in 2010 (note 4)	3,066	3,123
Intangible assets net of accumulated amortization of $1,953 in 2011 and $238 in 2010 (note 5)	2,937	3,929
Goodwill	4,453	4,402
Other assets	33	33

Total assets	$33,191	32,475

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,984	1,423
Accrued liabilities (note 6)	1,303	1,720
Accrued dividends	135	134
Income taxes payable	633	—

Total current liabilities	4,055	3,277

Income taxes payable (note 8)	20	303
Deferred income taxes (note 8)	461	1,397
Patco earn-out (note 2)	378	738

Total liabilities	4,914	5,715

Stockholders’ equity (note 9):
Common stock $0.51 par value; 10,000,000 shares authorized, 6,685,722 shares issued and 6,654,372 shares outstanding, and 6,625,120 shares issued and 6,599,355 shares outstanding, respectively	3,407	3,379
Additional paid-in capital	13,073	12,570
Retained earnings	11,874	10,867
Common stock held in treasury, 31,350 and 25,785 shares, respectively, at cost	(77)	(56)

Total stockholders’ equity	28,277	26,760

Total liabilities and stockholders’ equity	$33,191	32,475

The accompanying notes are an integral part of the consolidated financial statements.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Income

Year Ended March 31, 2011 and 2010

(In thousands, except share and per share data)

	2011	2010
Revenue (note 11):
Commercial	$16,541	14,709
Military	18,857	19,706
Royalties	584	418

Total Revenue	35,982	34,833
Cost of sales	22,729	21,196

Gross profit	13,253	13,637

Operating expenses:
Selling and marketing	2,352	2,444
General and administrative	6,196	3,896
Research and development	3,278	2,589
Merger transaction costs	753	—
Acquisition related transaction costs	103	515

Total operating expenses	12,682	9,444

Income from operations	571	4,193

Interest income	1	—
Other income	—	29
Earnout adjustment	360	—

	361	29

Income before income taxes	932	4,222
Income tax (benefit) expense (note 8)	(613)	1,384

Net income	$1,545	2,838

Earnings per share - basic	$0.23	0.48

Earnings per share - diluted	$0.22	0.47

Shares outstanding - basic	6,623,883	5,902,532

Shares outstanding - diluted	6,854,034	5,996,599

The accompanying notes are an integral part of the consolidated financial statements.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Year Ended March 31, 2011 and 2010

(In thousands, except share and per share data)

	Shares	Amount	Additional paid-in capital	Retained earnings	Treasury stock	Total Stockholders’ equity
Balances as of March 31, 2009:	5,890,828	3,015	9,982	8,524	(40)	21,481
Dividends - $0.08 per share	—	—	—	(495)	—	(495)
Net income	—	—	—	2,838	—	2,838
Stock compensation expense	—	—	475	—	—	475
Exercise of stock options	1,333	1	1	—	—	2
Restricted stock vesting, net of shares withheld for tax payments	32,224	19	(19)	—	(16)	(16)
Tax benefit of restricted stock vesting	—	—	49	—	—	49
Shares issued for Patco acquisition	674,950	344	2,082	—	—	2,426

Balances as of March 31, 2010:	6,599,335	3,379	12,570	10,867	(56)	26,760
Dividends - $0.08 per share	—	—	—	(538)	—	(538)
Net income	—	—	—	1,545	—	1,545
Stock compensation expense	—	—	446	—	—	446
Exercise of stock options	28,003	15	36	—	—	51
Restricted stock vesting, net of shares withheld for tax payments	27,034	13	(13)	—	(21)	(21)
Tax benefit of restricted stock vesting	—	—	34	—	—	34

Balances as of March 31, 2011:	6,654,372	$3,407	13,073	11,874	(77)	28,277

The accompanying notes are an integral part of the consolidated financial statements.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Year Ended March 31, 2011 and 2010

(In thousands)

	2011	2010
Cash flows from operating activities:
Net income	$1,545	2,838
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt (recovery) expense	(6)	2
Depreciation	1,067	961
Loss on disposal of assets	6	145
Amortization of intangible assets	1,714	59
Stock compensation expense	446	475
Deferred income taxes	(781)	(236)
Earnout adjustment	(360)	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(1,004)	1,245
Inventories, net	324	1,746
Prepaid expenses and other current assets	35	(7)
Trade accounts payable	561	(167)
Accrued liabilities	(416)	261
Income taxes	(236)	729

Net cash provided by operating activities	2,895	8,051

Cash flows from investing activities:
Maturities of short-term investments	—	7,000
Purchases of short-term investments	—	(4,002)
Cash paid for acquisition of Patco, net of cash acquired	—	(4,793)
Cash paid for acquisition of Shoreline Reels® product line	(1,068)	—
Purchases of property and equipment	(991)	(534)

Net cash used in investing activities	(2,059)	(2,329)

Cash flows from financing activities:
Proceeds from the exercise of stock options	51	2
Tax benefit related to exercise of stock options	34	49
Treasury stock purchase	(21)	(16)
Cash dividends paid	(538)	(495)

Net cash used in financing activities	(474)	(460)
Net increase in cash and cash equivalents	362	5,262
Cash and cash equivalents at beginning of year	8,216	2,954

Cash and cash equivalents at end of year	$8,578	8,216

Supplemental cash flow information:
Cash paid for income taxes	$370	1,300
Supplemental schedule of noncash investing activities:
Common stock issued in connection with Patco acquisition	—	2,426
Contingent consideration in connection with Patco acquisition	(360)	738

Supplemental schedule of noncash financing activities:
Vesting of restricted stock	$13	19

The accompanying notes are an integral part of the consolidated financial statements.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2011 and 2010

(In thousands, except share and per share data)

(1)	Summary of Significant Accounting Policies

(a)	Description of Business

Technology Research Corporation and subsidiaries (the “Company”) is a recognized leader in providing cost effective engineered solutions for applications involving power management and control, intelligent battery systems technology and electrical safety products based on our proven ground fault sensing and Fire Shield® technology. These products are designed, manufactured and distributed to the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

Our corporate headquarters are located in Clearwater, Florida. We incorporated TRC Honduras, S.A. de C.V., a wholly owned subsidiary, for the purpose of manufacturing our high volume products in Honduras. On March 31, 2010, we completed an acquisition of all of the common stock of Patco Electronics, Inc. (“Patco”), a Titusville, Florida based company. Patco designs and manufactures battery management tools for secondary or re-chargeable batteries in several battery chemistries, including lead acid and lithium ion. Patco’s product solutions support customers in military, commercial and industrial sectors. On November 19, 2010, we acquired the assets associated with the Shoreline Reels® product line owned by TDI Products Inc. (“TDI”), an Atlantic Beach, Florida based company. We now produce, assemble, promote, and sell manual and motorized cord and hose reels, marketed under the Shoreline Reels trademark, for recreational vehicles, boats, and other industrial applications.

We primarily sell our products direct to the customer, through retail stores, to original equipment manufacturers and through electrical distributors involved in a variety of industries and to governmental entities. We perform credit evaluations of all new customers and generally do not require collateral. Our customers are located throughout the world. We also license our technology for use by others in exchange for a royalty or product purchases.

(b)	Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions relating to the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(1)	Summary of Significant Accounting Policies - Continued

(c)	Principles of Consolidation

The consolidated financial statements include the financial statements of Technology Research Corporation and our wholly owned subsidiaries, TRC Honduras, S.A. de C.V. and Patco Electronics, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

(d)	Cash Equivalents

Cash equivalents amounted to $23 as of March 31, 2011 and 2010, and consisted of money market accounts. For purposes of the consolidated statements of cash flows, we consider all short-term investments with original maturities of three months or less to be cash equivalents.

(e)	Revenue Recognition/Allowance for Doubtful Accounts

We recognize revenue from commercial customers when an order has been received and accepted, pricing is fixed, delivery has occurred and title to the product has passed and collectability is reasonably assured. Title generally passes upon shipment to the customer; however, in a limited number of cases, title passes upon receipt of shipment by the customer. We have no installation obligation subsequent to product shipment. Similarly, revenue from sales to distributors is recognized as title passes to them without additional involvement or obligation. Collection of receivables related to distributor sales is not contingent upon subsequent sales to third parties. Royalty revenue is recognized as reported by licensees.

We may enter into government contracts that fall within the scope of FASB ASC Topic 912-605, “Contractors-Federal Government Revenue Recognition”. Currently we do not have any transactions being accounted for within the scope of FASB ASC Topic 912-605. We may enter into government contracts that fall within the scope of FASB ASC Topic 605-35, “Revenue Recognition, Construction-Type and Production-Type Contracts”. For government contracts within the scope of FASB Topic 605-35, we record revenue under a units-of-delivery model with revenue and costs equal to the average unit value times the number of units delivered. Any estimated loss on an overall contract would be recognized in the period determined in accordance with FASB ASC Topic 605-35. We have not experienced past losses on government contracts.

We record an allowance for estimated losses resulting from the inability of customers to make timely payments of amounts due on account of product purchases. We assess the credit worthiness of our customers based on multiple sources of information, including publicly available credit data, subscription based credit reports, trade association data, and analyzes factors such as historical bad debt experience, changes in customer payment terms or payment patterns, credit risk related to industry and geographical location and economic trends. This assessment requires significant judgment. If the financial condition of its customers were to worsen, additional write-offs could be required, resulting in write-offs not included in our current allowance for doubtful accounts.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(1)	Summary of Significant Accounting Policies - Continued

(f)	Concentration of Credit Risk

We sell products to customers throughout the world and in many markets including retail, distribution, OEM, and directly to consumers. Customers are reviewed for creditworthiness, and we maintain an allowance for anticipated losses. We had one customer with an accounts receivable balance at March 31, 2011 and 2010 of $0.7 million and $1.1 million, respectively, and one customer with an accounts receivable balance at March 31, 2011 and 2010 of $0.6 and $0.5 million, respectively. In addition, we had a new customer (due to the acquisition of Patco) with an accounts receivable balance of $0.6 million at March 31, 2011. These were the only customers with an accounts receivable balance equal to more than 10% of total accounts receivable at March 31, 2011 and 2010.

(g)	Inventories

Inventories are stated at the lower of cost or market. Market represents net realizable value. Cost is determined using the first-in, first-out method.

(h)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation is calculated on the straight-line half-year method over the estimated useful lives of the assets.

(i)	Impairment or Disposal of Long-Lived Assets

We review long-lived assets for possible impairment of carrying value whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with relevant accounting guidance related to long-lived assets. In evaluating the fair value and future benefit of our assets, management performs an analysis of the anticipated undiscounted future net cash flows to be derived from the use of individual assets over their remaining amortization period. If the carrying amount of an asset exceeds its anticipated undiscounted cash flows, we recognize an impairment loss equal to the difference between its carrying value and its fair value.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(1)	Summary of Significant Accounting Policies - Continued

(j)	Goodwill

Goodwill, representing the excess of acquisition costs over the fair value of net assets of acquired businesses, is not amortized but is reviewed for impairment at least annually. Fair value is based on a projection of the estimated discounted future net cash flows expected to result from the reporting unit, using a discount rate reflective of our cost of funds. For the purposes of performing this impairment test, our business segments are our reporting units. The fair value of our reporting units, to which goodwill has been assigned, is compared with the reporting units’ recorded values. If recorded values are less than the fair values, no impairment is indicated. If fair values are less than recorded values, an impairment charge is recognized for the difference between the carrying value and the fair value. We perform our annual goodwill impairment testing for all reporting units in the fourth quarter of each year.

(k)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l)	Share-Based Compensation

Share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employees’ requisite service period. In order to determine the fair value of stock options on the date of grant, we apply the Black-Scholes option-pricing model. Inherent in the model are assumptions related to risk-free interest rate, dividend yield, expected stock-price volatility, and expected option term. We use these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in our Consolidated Statements of Income. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on our financial statements.

Total share-based compensation expense recorded in the consolidated statements of income was $446 and $475 for the years ended March 31, 2011 and 2010, respectively.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(1)	Summary of Significant Accounting Policies - Continued

(m)	Earnings Per Share

In accordance with the relevant accounting guidance for computing earnings per share, unvested share-based payment awards that contain rights to receive non-forfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing earnings per share. As of April 1, 2009, we implemented the accounting guidance which required us to treat unvested shares of restricted stock as participating securities in accordance with the two-class method in the calculation of both basic and diluted earnings per share and required that all prior-period earnings per share data that is presented be adjusted retrospectively.

The following tables summarize the components of basic and diluted earnings per share computations.

	Years ended March 31,
	2011	2010

Reconciliation of undistributed earnings:
Net income available to common shareholders	$1,545	2,838
Less dividends on common stock	533	490
Less dividends on unvested participating securities	5	5

Undistributed earnings (1)	$1,007	2,343

	Years ended March 31,
	2011	2010

Basic earnings per share computation:
Net income available to common shareholders	$1,545	2,838

Less: dividend equivalents on unvested participating securities	5	5
Less: undistributed earnings allocated to unvested participating securities (1)	10	25

Undistributed earnings allocated to common shareholders	$1,530	2,808

EPS Denominator:

Weighted average shares outstanding for basic earnings per share	6,623,883	5,902,532

Basic earnings per common share	$0.23	0.48

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(1)	Summary of Significant Accounting Policies - Continued

(m)	Earnings Per Share - Continued

	Years ended March 31,
	2011	2010
Diluted earnings per common share computation (1)
Net income available to common shareholders	$1,545	2,838
Less: dividend equivalents on unvested participating securities	5	5
Less: undistributed earnings allocated to unvested participating securities	10	25

Undistributed earnings allocated to common shareholders	$1,530	2,808

EPS Denominator:
Weighted average shares outstanding for basic earnings per share	6,623,883	5,902,532
Dilutive common shares issuable upon exercise of stock options (2)	200,804	54,803
Dilutive unvested common shares associated with restricted stock awards	29,347	39,264

Weighted average shares outstanding - diluted	6,854,034	5,996,599

Diluted earnings per common share	$0.22	0.47

(1)	For the years ended March 31, 2011 and 2010, 63,953 and 70,490 of our issued but unvested shares of restricted stock, respectively, were considered participating securities. The undistributed earnings are allocated to both common shares and unvested participating securities in computing the earnings per share under the two-class method.
(2)	For the years ended March 31, 2011 and 2010, options to purchase 360,350 and 653,865 shares of common stock, respectively, were considered anti-dilutive for purposes of calculating earnings per share.

(n)	Recently Issued Accounting Standards

In October 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance for revenue recognition with multiple deliverables. This guidance impacts the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, this new accounting guidance modifies the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. The new guidance is effective for us prospectively for revenue arrangements entered into or materially modified beginning in the first quarter of fiscal 2011. This accounting guidance did not have a significant impact on our consolidated financial statements.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(1)	Summary of Significant Accounting Policies - Continued

(n)	Recently Issued Accounting Standards - Continued

In October 2009, the FASB issued new guidance for the accounting for certain revenue arrangements that include software elements. This new guidance amends the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. This new guidance is effective for us prospectively for revenue arrangements entered into or materially modified beginning in the first quarter of fiscal 2011. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued guidance related to fair value disclosure requirements. Under this guidance, companies will be required to make additional disclosures concerning significant transfers of amounts between the Level 1 and Level 2 fair value disclosures, as well as further disaggregation of the types of activity that were previously disclosed in the rollforward of Level 3 fair value disclosures. Further, the guidance clarifies the level of aggregation of assets and liabilities within the fair value hierarchy that may be presented. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

In December 2010, the FASB issued updated accounting guidance for business combinations that specifies the disclosure method and supplemental pro forma disclosure required in business combinations. The amended guidance will be effective for business combinations for which the acquisition date is on or after April 1, 2011.

(o)	Advertising Expenses

We account for advertising expenditures as expense in the period incurred. For the fiscal years ended March 31, 2011, and 2010, advertising expenses were $213 and $166, respectively.

(p)	Fair Value of Financial Instruments

Accounting guidance for fair value measurements specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources or reflect our own assumptions of market participant valuation. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1.	Observable inputs such as quoted prices in active markets.

Level 2.	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3.	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(1)	Summary of Significant Accounting Policies - Continued

(p)	Fair Value of Financial Instruments - Continued

The fair value of short-term investments, trade and other accounts receivable, trade accounts payable, accrued liabilities, accrued dividends and income taxes receivable approximates their book value due to their short-term nature.

(2)	Acquisition

On November 19, 2010, we acquired the assets associated with the Shoreline Reels® product line owned by TDI in exchange for approximately $1.1 million in cash. TDI develops, produces, assembles, promotes, and sells manual and motorized cord and hose reels, marked under the Shoreline Reels trademark, for recreational vehicles, boats, and other industrial applications. We incurred approximately $0.1 million of transaction costs recorded in the fiscal year ended March 31, 2011, consisting primarily of broker’s commission and professional fees associated with the acquisition.

The allocation of the purchase price is based upon estimates of the assets and liabilities acquired in accordance with the relevant accounting guidance. The acquisition of the Shoreline Reels® product line will help expand our product portfolio in support of our specialty vehicle strategy. The expected long-term growth, market position and expected synergies to be generated by the Shoreline Reels® product line are the primary factors which gave rise to an acquisition price which resulted in the recognition of goodwill.

The allocation of the aggregate purchase price of this acquisition is as follows:

Goodwill		$51

Identifiable intangible assets		722

Net assets acquired:

Inventory	270

Fixed assets	25

Net assets acquired		295
		$1,068

Identifiable intangible assets principally include employment agreements, customer relationships, and developed technologies (see Note 5).

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(2)	Acquisition - Continued

On March 31, 2010, we completed an acquisition of all of the common stock of Patco for $5.0 million in cash, 674,950 shares of our common stock, and contingent cash payments if certain revenue targets are met for either or both of the two years after the closing of the transaction. Included in the purchase price is $0.7 million, the present value of the contingent cash payments that could be paid as additional earn-out payments based upon our best estimate of Patco’s future sales of its battery products. Patco designs and manufactures battery management tools for secondary or re-chargeable batteries in several battery chemistries, including lead acid and lithium ion. Patco’s product solutions support customers in military, commercial and industrial sectors. Additionally, we incurred approximately $0.5 million of transaction costs, recorded in the year ended March 31, 2010, consisting primarily of broker’s commissions and professional service fees associated with the Patco acquisition.

The allocation of the purchase price is based upon estimates of the assets and liabilities acquired in accordance with the relevant accounting guidance. The acquisition of Patco is based on management’s consideration of past and expected future performance as well as the potential strategic fit with our long-term goals. The expected long-term growth, market position and expected synergies to be generated by Patco are the primary factors which gave rise to an acquisition price which resulted in the recognition of goodwill.

Cash		$5,000

Common Stock – 674,950 shares valued at the $4.82 closing price March 31, 2010 (discounted)		2,426

Present value of contingent consideration		738

Total purchase price		$8,164

The allocation of the aggregate purchase price of this acquisition is as follows:

Goodwill		$4,402

Identifiable intangible assets		3,584

Net assets acquired:

Cash	207
Accounts receivable	275
Inventory	1,048
Fixed assets	506
Other assets	27
Liabilities assumed	(396)
Deferred tax liabilities on Patco basis differences	(1,489)

Net assets acquired		178

		$8,164

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(2)	Acquisition - Continued

Identifiable intangible assets principally include employment agreements, trade secrets and purchased backlog (see Note 5).

(3)	Inventories

Inventories at March 31, 2011 and 2010 consist of the following:

	2011	2010
Raw materials	$5,631	4,871
Work-in-process	434	336
Finished goods	1,196	2,108

Total	$7,261	7,315

Approximately 47% and 40% of our inventories were located in Honduras as of March 31, 2011 and 2010, respectively.

(4)	Property, Plant and Equipment

Property, plant and equipment as of March 31, 2011 and 2010 consist of:

	2011	2010	Estimated useful lives
Building and improvements	$2,055	1,881	20 years
Machinery and equipment	12,087	11,774	3 – 15 years

	14,142	13,655
Less: Accumulated depreciation	11,076	10,532

	$3,066	3,123

Approximately 26% and 25% of our property, plant and equipment was located in Honduras as of March 31, 2011 and 2010, respectively.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(5)	Intangible Assets

Intangible assets as of March 31, 2011 are as follows:

	Asset	Accumulated Amortization	Net	Useful Life

Employment / non-compete agreements	$1,911	$686	$1,225	1 - 5 years

Trade name, trade secrets, trademarks	1,120	206	914	1 - 10 years

Backlog orders	759	759	—

Patents and developed technology	842	258	584	10 years

Customer relationships	258	44	214	9 years

Goodwill (a)	4,453	—	4,453

	$9,343	$1,953	$7,390

(a)	Goodwill resulted from the acquisition of the Shoreline Reels® product line on November 19, 2010, and the acquisition of Patco on March 31, 2010.

Intangible assets as of March 31, 2010 were as follows:

	Asset	Accumulated Amortization	Net	Useful Life

Employment / non-compete agreements	$1,780	$7	$1,773	3 - 5 years

Trade name, trade secrets, trademarks	1,060	6	1,054	1 - 10 years

Backlog orders	759	—	759	1 year

Patents and developed technology	501	196	305	10 years

Customer relationships	67	29	38	9 years

Goodwill (b)	4,402	—	4,402

	$8,569	$238	$8,331

(b)	Goodwill resulted from the acquisition of Patco on March 31, 2010.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(5)	Intangible Assets - Continued

Amortization of intangibles over the next five years is as follows:

Year ending March 31,

2012	$951

2013	907

2014	317

2015	317

2016	125

Thereafter	320

Accrued liabilities consisted of the following:

	Years ended March 31,
	2011	2010
Salaries, wages, and employee benefits	$808	1,229
Accrued operating expenses	355	264
Accrual for warranty claims	140	227

Total	$1,303	1,720

(6)	Debt

Effective October 25, 2010, we entered into the Second Amendment to Amended and Restated Loan Agreement (the “Loan Agreement”) and Promissory Note dated that same date (the “Replacement Note”) with Wells Fargo Bank, N.A. (“Wells Fargo”), our current institutional lender. The Replacement Note provides for an interest rate on our line of credit equal to the 30-day London Interbank Offering Rate (“LIBOR”) Market Index Rate plus a spread to be reset quarterly as follows:

If Funded Debt/EBITDA Ratio Is:	The LIBOR Spread (basis points) will be:
< 1.50:1.00	210
≥ 1.50:1.00 < 2.00:1.00	240
≥ 2.00:1.00	270

The Loan Agreement extends the maturity date of our Wells Fargo credit facility until September 30, 2012.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(6)	Debt - Continued

The Loan Agreement is for a credit facility of $3.0 million. As of March 31, 2011 and March 31, 2010, we had no borrowings on this credit facility. The revolving line of credit can be used for acquisitions, working capital and general corporate purposes. Revolving loans may be borrowed, repaid and re-borrowed until September 30, 2012, at which time all amounts borrowed must be repaid. Our Loan Agreement with Wells Fargo obligates us to pay a customary unused facility fee for a credit facility of this size. The revolving loans under the Loan Agreement are secured by a continuing security interest in most of our key assets, including accounts and notes receivable, inventory, investments, demand deposit accounts maintained with our lender and 65% of the voting stock of Technology Research Corporation/Honduras, S.A. DE C.V, our wholly-owned subsidiary.

We have no off-balance sheet arrangements and no debt relationships other than noted above.

(7)	Income Taxes

Our effective income tax rate was (65.8%) and 32.8% for the years ended March 31, 2011 and 2010, respectively. The effective income tax rate is based on the estimated income for the year and the composition of this income from the U.S. and from our subsidiary in Honduras. The income tax rate on income earned from Honduras is zero due to a tax holiday and, therefore, the effective rate is generally lower than the U.S. statutory rate due to the mix of income earned in the U.S. versus income earned in Honduras.

Pursuant to the accounting for uncertainty in income taxes accounting guidance, we must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such uncertain tax positions are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. To the extent we prevail in matters for which accruals have been established or are required to pay amounts in excess of accruals, our effective tax rate in a given financial statement period could be affected. During the fiscal year ended March 31, 2011 our transfer pricing position was affirmed during a Federal tax audit for fiscal 2008. Consequently, we reversed the $303 previously accrued. As of March 31, 2011, we have unrecognized tax benefits of $20, all of which is included in income tax receivable. As of March 31, 2010, we had unrecognized tax benefits of $321, of which $18 was included in income taxes receivable and $303 was included in noncurrent income taxes payable. During fiscal 2010 we recorded $194 of unrecognized tax benefits primarily related to transfer pricing. Interest expense related to uncertain tax positions amounted to $(6) and $4, for fiscal 2010 and 2009, respectively. Total accrued interest at March 31, 2011 and 2010 was $4 and $7, respectively, and was included in income taxes receivable. There are no accrued penalties. It is our policy is to recognize interest and penalties in the provision for income taxes.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(7)	Income Taxes - Continued

A reconciliation of unrecognized tax benefits is as follows:

	2011	2010
Beginning balance	$321	127

Additions based on tax positions related to the current year	—	—

Additions (deletions) for tax positions of prior years, net	(301)	194

Balance as of March 31	$20	321

We file U.S. Federal and Florida income tax returns. Audits relating to all U.S. federal income tax matters for our income tax returns have been completed through the fiscal 2008 year. State income tax returns for fiscal years 2006 through 2010 have not been audited.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of March 31, 2011 and 2010 are presented below:

	2011	2010
Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$11	13
Inventories, principally due to a different cost basis for financial reporting purposes and additional costs inventoried for tax purposes	326	308
Stock-based compensation	388	266
Net operating loss carryforward	—	16
Accrued expenses	237	221
Intangible assets, principally due to differences in amortization	—	58

Total gross deferred tax asset	962	882

Deferred tax liabilities:
Property, plant and equipment, principally due to differences in depreciation	(151)	(162)
Patco intangible assets	(698)	(2,371)
Prepaid expenses	—	(80)

Total gross deferred tax liability	(849)	(2,613)

Net deferred tax asset (liability)	$113	(1,731)

Net deferred tax asset (liability) included in the accompanying consolidated balance sheets as of March 31, 2011 and 2010 are as follows:

	2011	2010
Deferred income taxes, current asset	$574	729
Deferred income taxes, noncurrent liability	(461)	(2,460)

	$113	(1,731)

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(7)	Income Taxes - Continued

Management assesses the likelihood that the deferred tax assets will be realized which is dependent upon the generation of taxable income during the periods in which those temporary differences become deductible. Management considers historical taxable income, the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes we will realize the benefits of these deductible differences at March 31, 2011.

Income tax expense (benefit) for the years ended March 31, 2011 and 2010 consists of:

	2011	2010

Current:
Federal	$572	$1,561
State	61	61

	633	1,622

Deferred:
Federal	(1,143)	(228)
State	(103)	(10)

	(1,246)	(238)

	$(613)	$1,384

Income tax expense (benefit) for the years ended March 31, 2011 and 2010 differs from the amounts computed by applying the Federal income tax rate of 34% to income before income taxes as a result of the following:

	2011	2010
Computed expected tax expense	$317	1,436
Increase (reduction) in income taxes resulting from:
Foreign earnings for which no income taxes have been provided	(628)	(478)
State income taxes, net of Federal income tax effect	(32)	51
Incentive stock options	35	66
Domestic production activities deduction	(38)	(84)
Non-deductible acquisition / merger costs	256	175
Provision for uncertain tax positions	(301)	203
Contingent payout adjustment	(122)	—
Other	(100)	15

	$(613)	1,384

The operating results of our foreign manufacturing subsidiary are not subject to foreign tax as it is operating under an indefinite tax holiday granted on January 7, 2002 by the Honduran Secretary of Industry and Commerce. The foreign operations generated income of approximately $1.8 million in 2011 and $1.4 million in 2010. As of March 31, 2011 no income taxes have been provided on any of the earnings in Honduras.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(7)	Income Taxes - Continued

The total amount of undistributed earnings of our foreign subsidiary for income tax purposes was approximately $5.6 million as of March 31, 2011. It is our intention to reinvest undistributed earnings of our foreign subsidiary and thereby indefinitely postpone its remittance. Accordingly, no provision has been made for foreign withholding taxes or United States income taxes which may become payable if undistributed earnings of the foreign subsidiary were paid as dividends to us. The unrecognized deferred tax liability on those earnings is approximately $1.9 million.

(8)	Stock Options and Grants

We have adopted stock plans that provide for the grant of equity based awards to employees and directors, including incentive stock options, non-qualified stock options and restricted stock awards (non-vested shares) of our common stock (the “Plans”). Employee stock options generally vested over a three year period and, until March 2008, director stock options vested over a two year period. Beginning in March 2008, when directors were granted stock options for the fiscal 2009 year, the director options also vest over a three-year period. The exercise price of incentive stock options granted under the Plans will not be less than 100% of the fair market value of shares of common stock on the date of grant. For any participant owning stock representing more than 10% of the voting power of all classes of our stock, the exercise price for an incentive stock option may not be less than 110% of the fair market value of the shares of our common stock on the date of grant. The term of a stock option may not exceed ten years. Non-qualified stock options will be granted at the fair market value on the date of grant.

On March 24, 2000, our Board of Directors adopted the 2000 Long Term Incentive Plan and it was approved by our stockholders in August 2000 at our annual meeting. The 2000 Long Term Incentive Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees and non-qualified stock options to either employees or directors. The 2000 Long Term Incentive Plan also allows for the grant of restricted stock awards (non-vested shares) to our officers and directors.

On June 24, 2008, our Board of Directors approved the Amended and Restated 2000 Long Term Incentive Plan and it was approved by our stockholders on August 27, 2008 at our annual meeting. The Amended and Restated 2000 Long Term Incentive Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees and non-qualified stock options to either our employees or directors. The Amended and Restated 2000 Long Term Incentive Plan also allows for the grant of restricted stock awards (non-vested shares) to either our employees or directors. A total of 500,000 additional shares of our common stock have been reserved for issuance under the Amended and Restated 2000 Long Term Incentive Plan. A total of 1.6 million shares of our common stock have been reserved for issuance under the Amended and Restated 2000 Long Term Incentive Plan, of which 339,368 shares remain available for awards as of March 31, 2011.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(8)	Stock Options and Grants - Continued

The table below summarizes option activity in the Plans for the fiscal years ended March 31, 2011 and 2010:

	Shares available for grant	Options outstanding	Aggregate intrinsic value (in thousands)	Weighted average exercise price	Weighted average remaining contractual life
Balance as of March 31, 2009	332,750	955,586	1	$4.44	8.09
Options granted	—	—
Options canceled	29,836	(29,836)	19	$3.32
Options expired	14,299	(14,299)	8	$9.92
Options exercised	—	(1,333)	2	$1.67
Restricted stock grants	—	—

Balance as of March 31, 2010	376,885	910,118	1,457	$4.39	6.94
Options granted	(130,800)	130,800		$4.73
Options canceled	63,577	(63,577)	286	$2.64
Options expired	55,768	(55,768)	117	$6.26
Options exercised	—	(28,003)	81	$1.79
Restricted stock grants	(43,350)	—
Restricted stock canceled	17,288	—

Balance as of March 31, 2011	339,368	893,570	2,926	$4.53	5.43

Exercisable as of March 31, 2011		719,737	$2,338	$4.72	4.64

The weighted average grant date fair value of options granted during the fiscal year ended March 31, 2011 was $2.35 per share. There were no options granted during fiscal year ended March 31, 2010. The total intrinsic value of options exercised during the fiscal years ended March 31, 2011 and 2010 was $81 and $2, respectively.

As of March 31, 2011, there was $269 of unrecognized compensation cost related to non-vested stock options that is expected to be recognized over a weighted average period of 2.0 years. The total fair value of stock options vested during the fiscal years ended March 31, 2011 and 2010 was $277 and $406, respectively.

We estimated the fair value of stock-based payment awards on the date of grant using the Black-Scholes option pricing model, which is impacted by our stock price as well as assumptions regarding several subjective variables including our expected stock price volatility over the term of the awards, actual and projected employee option exercise experience, the risk free interest rate and expected dividends. The estimated expected term of options that have been granted was based on historical option exercise trends. Estimated volatility was based on historical volatility over the expected term and the risk free interest rate was based on U.S. Treasury Bills similar to the expected term. The expected dividend yield was based on our experience with paying dividends over the past 12 months. We are also required to estimate forfeitures at the time of the grant and to revise these estimates in later periods if actual forfeitures differ from those estimates. Historical data was used to estimate pre-vesting forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(8)	Stock Options and Grants - Continued

There were no stock options granted during 2010. The per share weighted average exercise price of stock options granted during 2011 was $4.73 on the date of grant using the Black-Scholes option pricing model, with the following assumptions:

	Years Ended March 31,
	2011	2010
Weighted-average expected dividend yield	2.0%	N/A
Weighted-average risk free interest rate	2.4%	N/A
Weighted-average expected volatility	60.5%	N/A
Weighted-average expected life	6.6 years	N/A

As of March 31, 2011, the range of exercise prices and weighted average remaining contractual life of options outstanding and exercisable was as follows:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number of outstanding as of March 31, 2011	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable as of March 31, 2011	Weighted average exercise price
$ 1.50 - 1.99	190,694	6.6	$1.74	138,694	$1.73
$ 2.00 - 2.99	156,833	5.6	2.92	153,500	2.92
$ 3.00 - 3.49	125,000	3.9	3.33	117,500	3.35
$ 3.50 - 8.30	309,643	6.3	4.74	198,643	4.72
$ 8.31 - 12.34	111,400	2.5	12.34	111,400	12.34

	893,570	5.4	$4.53	719,737	$4.72

We have also reserved 32,667 shares of our common stock for issuance to employees or prospective employees at the discretion of the Board of Directors of which 16,033 shares are available for future issue. There were no such shares issued during the years ended March 31, 2011 or 2010.

We granted 81,999 shares of restricted stock awards (non-vested shares) in December 2008 at a grant date fair value of $1.70 per share. We granted 25,000 shares of restricted stock awards (non-vested shares) in February 2009 at a grant date fair value of $1.90 per share. We granted 19,600 shares of restricted stock awards (non-vested shares) in June 2010 at a grant date fair value of $5.14 per share. We granted 23,750 shares of restricted stock awards (non-vested shares) in August 2010 at a grant date fair value of $4.87 per share. The restricted shares have a three-year vesting period, with one-third of such restricted shares vesting after the completion of a year of service. On February 12, 2011 6,664 restricted shares vested. On December 15, 2010 23,435 restricted shares vested. On September 1, 2010 2,500 shares vested. On February 15, 2010 and December 15, 2009, 8,335 and 28,174 restricted shares, respectively, vested. During the year ended March 31, 2011 17,288 restricted shares were canceled when employees left the Company. As of March 31, 2011, 63,953 shares of restricted stock are non-vested and remain outstanding.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(8)	Stock Options and Grants - Continued

As of March 31, 2011, there was $209 of total unrecognized compensation cost related to non-vested restricted stock awards that is expected to be recognized over a weighted average period of 2.0 years.

The following table summarizes restricted stock activity since March 31, 2009:

	Shares	Weighted-average Grant-Date Fair Value
Non-vested balance as of March 31, 2009	106,999	$1.75
Restricted stock granted	—
Restricted stock vested	(36,509)	1.75
Restricted stock forfeited	—

Non-vested balance as of March 31, 2010	70,490	$1.75
Restricted stock granted	43,350	4.99
Restricted stock vested	(32,599)	1.74
Restricted stock forfeited	(17,288)	2.81

Non-vested balance as of March 31, 2011	63,953	$3.66

(9)	Commitments and Contingencies

(a)	Leases

We lease the land on which our operating facility is located in Clearwater, Florida. This operating lease was for a period of 20 years through August 2001 with options to renew for two additional ten-year periods. We utilized the first ten-year option and extended the lease through August 2011. The lease provides for rent adjustments every five years. We are responsible for payment of taxes, insurance and maintenance. In the event we elect to terminate the lease, title to all structures on the land reverts to the lessor.

Our subsidiary leases its operating facility in Honduras. The initial operating lease was for five years through February 2002, and we extended it on a yearly basis through March 2011. We entered into a new operating lease for three years through March 2014. In addition, there is an operating lease on a warehouse facility in Honduras. This lease is for a three year period through March 2014.

Our subsidiary leases its operating facility in Titusville, Florida. The initial operating lease is for three years through March 2013. We are responsible for payment of taxes, insurance and maintenance.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(9)	Commitments and Contingencies - Continued

(a)	Leases - Continued

Future minimum lease payments under non-cancelable operating leases as of March 31, 2011 are:

Year ending March 31,
2012	$286
2013	272
2014	182
Thereafter	—

Total minimum lease payments	$740

Rental expense for all operating leases was approximately $324 in 2011 and $232 in 2010.

(b)	Indemnification

The Stock Purchase Agreement (“SPA”) between us and the Selling Shareholders of Patco contains indemnification provisions pursuant to which we agreed to indemnify the Selling Shareholders for liabilities resulting from untrue representations and warranties made at closing or breaches of covenants not waived by the Selling Shareholders. There is a minimum indemnification claim threshold of $75 and our liability is capped at $5 million, the cash portion of the purchase price. We are not aware of any potential claims under the indemnification provisions of the SPA.

(10)	Major Customers

We operate in one business segment - the design, development, manufacture and marketing of electronic control and measurement devices for the distribution of electric power. We only report sales and standard gross profit by market (commercial and military), no allocations of manufacturing variances and other costs of operations or assets are made to the markets. Only two customers accounted for more than 10% of consolidated net sales.

	Years ended March 31,
	(In thousands)
Customer	2011	2010
U.S. Military (direct sales)	$5,480	4,325
DRS Technologies, Inc., a U.S. Government Prime Contractor	6,876	11,423

Total Revenue for major customers	$12,356	15,748

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(11)	Benefit Plan

Our 401(k) plan covers all employees with three months of service who are at least 21 years old. We match employee contributions dollar-for-dollar up to $400. Our contributions were approximately $20 in 2011 and in 2010.

(12)	Litigation

We are involved in various claims and legal actions arising in the ordinary course of business. In management’s opinion, the ultimate disposition of these matters will not have a material adverse effect on our financial condition, result of operations or cash flows.

(13)	Transactions with Officers and Other Related Parties

(a)	Hosea Partners, LTD

As part of the acquisition of Patco, we entered into a lease with Hosea (a significant shareholder as a result of the acquisition of Patco) for Patco’s facility in Titusville, Florida. The lease is a three year, triple net lease and provides for monthly rental payments of $7. Total expense under this lease was $89 for the year ended March 31, 2011. There was no expense recognized under this lease in the fiscal year ended March 31, 2010.

(b)	Employment Agreements

We are obligated under three employment agreements with Patco employees that provide for salary and benefit continuation in the event of termination without cause, that expire in March 2013.

(14)	Subsequent Events

On April 12, 2011, Clearwater Acquisition I, Inc., a Florida corporation (“Purchaser”) and a wholly owned subsidiary of Coleman Cable, Inc., a Delaware corporation (“Coleman”), filed a tender offer to purchase all outstanding shares of common stock, and the associated stock purchase rights, at a price of $7.20 per share, net to the selling shareholder in cash, without interest and less any applicable withholding taxes. The tender offer was made pursuant to an Agreement and Plan of Merger, dated as of March 28, 2011 (“Merger”), among Coleman, Purchaser, and Company. The Merger provides that following the consummation of the tender offer, purchaser will be merged with and into the Company. The Company will continue as the surviving corporation and as a wholly owned subsidiary of Coleman.

TECHNOLOGY RESEARCH CORPORATION

AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

(14)	Subsequent Events - Continued

The tender offer expired on May 13, 2011, at which time 84.6% of the company’s outstanding shares were validly tendered. This allowed Coleman and Purchaser to complete the acquisition by effecting a short-form merger whereby each share not accepted for payment in the tender offer was converted into the right to receive $7.20 in cash, without interest and less any applicable withholding taxes. In addition, the 893,570 outstanding stock options were automatically converted into the right to receive payment equal to the excess of $7.20 over the exercise price of the option multiplied by the number of shares related to the option. If the exercise price was equal or greater than $7.20, the option was cancelled without any cash payment. Option payouts totaling $3.0 million, less applicable withholding taxes, were paid. The 63,953 unvested restricted shares became fully vested. Restricted stock payouts totaling $0.5 million, less applicable withholding taxes, were paid.